PRESS RELEASE

EXHIBIT 99.1

 The Brink’s Company
1801 Bayberry Court
P.O. Box 18100
Richmond, VA 23226-8100 USA
                                                                                             Tel. 804.289.9600
Fax 804.289.9770

 FOR IMMEDIATE RELEASE
Contact:                                                                                                                                                                        Investor Relations and Corporate Communications
804.289.9709

Brink’s Issues Statement on Robbery at Brussels Airport
Value of Total Loss Not Confirmed, Brink’s Portion of Loss Covered by Insurance Program
Loss Expected to Reduce First-Quarter Results, Full-Year Profit Outlook Reaffirmed

RICHMOND, Va., February 20, 2013 – The Brink’s Company (NYSE: BCO) said today that, on February 18, an armed gang attacked a Swiss-bound plane at the airport in Brussels, Belgium, and stole an unconfirmed amount of diamonds, a portion of which was being shipped by Brink’s.  No injuries have been reported.
Brink’s has a longstanding insurance program in place to cover its losses.  The total loss exposure has not been verified, and the loss exposure for Brink’s has not been disclosed.  Brink’s has notified all of its customers affected by the robbery, who will be reimbursed promptly for all confirmed losses.
While Brink’s expects the loss to have a significant impact on its first-quarter earnings, the robbery does not materially affect its full-year profit forecast.  As a result, the company reaffirmed the full-year financial outlook it provided on February 1, which called for a segment profit margin between 6.0% and 6.5% on organic revenue growth of 5% to 8%.
Brink’s is working with customers and the authorities to resolve all outstanding issues relating to this incident as quickly as possible.

About The Brink’s Company

The Brink’s Company (NYSE:BCO) is the world’s premier provider of secure transportation and cash management services.  For more information, please visit The Brink’s Company website at www.Brinks.com or call 804-289-9709.

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